Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Loar Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, $0.01 par value per share	Other	68,000(3)	$74.17	$ 5,043,560	0.00015310	$772.17

	Total Offering Amounts					$ 5,043,560		$772.17

	Total Fee Offsets							—

	Net Fee Due							$772.17

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the the average of the high and low sale prices of the common stock on the New York Stock Exchange on December 19, 2024, a date that is within five business days prior to filing.

(3)

Represents shares of Common Stock issuable pursuant to an inducement option award granted on December 16, 2024 to three new employees in accordance with Section 303A.08 of the NYSE Listed Company Manual, as a material inducement to him entering into employment with the Registrant.